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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-89507



                     PROFUTURES LONG/SHORT GROWTH FUND, L.P.
                        (A Delaware limited partnership)
                          September 25, 2000 Supplement
                                     to the
                        Prospectus Dated August 18, 2000


                  This Supplement updates certain information in the Prospectus of ProFutures Long/Short Growth Fund, L.P. (the "Fund") dated August 18, 2000 (the "Prospectus") described under "The Adviser" under the subheading "--Description of Trading Methods and Strategies" beginning on page 26 of the Prospectus. Hampton Capital Management, Inc. ("Hampton"), the trading adviser to the Fund, has decided to revise its Leverage 3 trading program such that instead of having two types of long positions, +3 and +2, it will now only have one long position, namely +3. Thus, the Leverage 3 trading program will have now three possible positions: maximum leverage long (+3 leverage), neutral (100% cash) and maximum leverage short (-3 leverage).

                  Further, Hampton has made additional refinements to its trading program such that more of its indicators are required to be positive before initiating a long position. Conversely, Hampton now requires fewer negative indicators in order to move from a +3 position to a neutral position (100% cash).

                  All information in the Prospectus is hereby restated, except as supplemented hereby.

                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.